Exhibit 10.2
SECOND AMENDED AND RESTATED
ROSS STORES, INC.
INCENTIVE COMPENSATION PLAN

(As Amended Effective August 19, 2020)

1.Establishment, Purpose, Term of Plan.
aEstablishment. The Amended and Restated Ross Stores, Inc. Incentive Compensation Plan was amended and restated in its entirety as the Second Amended and Restated Ross Stores, Inc. Incentive Compensation Plan (the “Plan”) effective as of May 18, 2006, the date of its approval by the stockholders of the Company, and was further amended effective as of May 18, 2016, the date of its reapproval by the stockholders of the Company (the “Effective Date”).
bPurpose. The purposes of the Plan is to advance the interests of the Company and its stockholders by providing an incentive to management and other key employees of the Company to meet or exceed pre-established, corporate and individual performance goals.
cTerm of Plan. The Plan shall continue in effect until its termination by the Committee.
2.Definitions and Construction.
aDefinitions. Whenever used herein, the following terms shall have their respective meanings set forth below:
(i)“Affiliate” means (i) an entity that directly, or indirectly through one or more intermediary entities, controls the Company or (ii) an entity that is controlled by the Company directly or indirectly through one or more intermediary entities. For this purpose, the term “control” (including the term “controlled by”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the relevant entity, whether through the ownership of voting securities, by contract or otherwise.
(ii)“Award” means an incentive award granted under the Plan.
(iii)“Award Formula” means, for any Award, a formula or table established by the Committee which provides the basis for computing the value of the Award at one or more threshold levels of attainment of the applicable Performance Goal(s) as of the end of the applicable Performance Period.
(iv)“Board” means the Board of Directors of the Company.

(v)“Code” means the Internal Revenue Code of 1986, as amended, and any applicable regulations or administrative guidelines promulgated thereunder.
(vi)“Change in Control” means the occurrence of any of the following:
(1)any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than (1) a trustee or other fiduciary holding stock of the Company under an employee benefit plan of a Participating Company or (2) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the stock of the Company, becomes the “beneficial owner” (as defined in Rule 13d3 promulgated under the Exchange Act), directly or indirectly, of stock of the Company representing more than fifty percent (50%) of the total combined voting power of the Company’s thenoutstanding voting stock; or
(2)an Ownership Change Event or a series of related Ownership Change Events (collectively, a “Transaction”) wherein the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting stock of the Company or, in the event of a sale of assets, of the corporation or corporations to which the assets of the Company were transferred (the “Transferee Corporation(s)”).
For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting stock of one or more corporations which, as a result of the Transaction, own the Company or the Transferee Corporation(s), as the case may be, either directly or through one or more subsidiary corporations. The Board shall have the right to determine whether multiple Ownership Change Events are related, and its determination shall be final, binding and conclusive.
(vii)“Committee” means the Compensation Committee or other committee of one or more members of the Board duly appointed to administer the Plan and having such powers as shall be specified by the Board. If no committee of the Board has been appointed to administer the Plan, the Board shall exercise all of the powers of the Committee granted herein, and, in any event, the Board may in its discretion exercise any or all of such powers.
(viii)“Company” means Ross Stores, Inc., a Delaware corporation, or any successor corporation thereto.
(ix)“Employee” means any person treated as an employee (including an officer or a member of the Board who is also treated as an employee) in the records of a Participating Company.
(x)“Executive Officer” mean a person who, on the last day of a Fiscal Year, is then serving as the Chief Executive Officer, the President, an Executive Vice President or a Senior Vice President of the Company.

(xi)“Fiscal Year” means a fiscal year of the Company.
(xii)“Ownership Change Event” means the occurrence of any of the following with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than fifty percent (50%) of the voting stock of the Company; (ii) a merger or consolidation in which the Company is a party; or (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company (other than a sale, exchange or transfer to one or more subsidiaries of the Company).
(xiii)“Participant” means any eligible person who has been granted one or more Awards.
(xiv)“Participating Company” means the Company or any Affiliate.
(xv)“Performance Goal” means a performance goal established by the Committee pursuant to Section 5.1.
(xvi)“Performance Measure” means a measure of business or financial performance or other objective or subjective criteria established by the Committee.
(xvii)“Performance Period” means a period established by the Committee pursuant to Section 5.1 at the end of which one or more Performance Goals are to be measured.
(xviii)“Performance Targets” mean levels of attainment with respect to one or more Performance Measures, as described in Section 5.2.
(xix)“Section 409A” means Section 409A of the Code.
(xx)“Service” means a Participant’s employment with a Participating Company in the capacity of an Employee. A Participant’s Service shall be deemed to have terminated if the Participant ceases to be an Employee, even if the Participant continues to render service to a Participating Company in a capacity other than as an Employee. A Participant’s Service shall not be deemed to have terminated if the Participant takes any military leave, sick leave, or other bona fide leave of absence approved by the Company. Subject to the foregoing, the Company, in its discretion, shall determine whether a Participant’s Service has terminated and the effective date of such termination.
(xxi)“Short-Term Deferral Period” means the period ending on the later of (i) the 15th day of the third month following the end of the Participant’s first taxable year in which the applicable Award is no longer subject to a substantial risk of forfeiture or (ii) the 15th day of the third month following the end of the Company’s first taxable year in which the applicable Award is no longer subject to a substantial risk of forfeiture. For this purpose, the term “substantial risk of forfeiture” shall have the meaning set forth in any applicable U.S. Treasury Regulations or other applicable guidance promulgated pursuant to Section 409A.
bConstruction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.
3.Administration.
aAdministration by the Committee. The Plan shall be administered by the Committee. All questions of interpretation of the Plan or of any Award shall be determined by the Committee, and such determinations shall be final and binding upon all persons having an interest in the Plan or such Award.
bAuthority of Officers. Any Executive Officer of the Company shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, determination or election which is the responsibility of or which is allocated to the Company herein, provided the Executive Officer has apparent authority with respect to such matter, right, obligation, determination or election. The Committee may, in its discretion, delegate to the Chief Executive Officer of the Company the authority to grant one or more Awards to any eligible Employee, other than a person who, at the time of such grant, is an Executive Officer and to otherwise exercise the powers of the Committee as set forth in Section 3.4 with respect to such Awards without further approval of the Committee, provided that each such Award shall conform to the provisions of the Plan and such other guidelines as shall be established from time to time by the Committee.
cPowers of the Committee. In addition to any other powers set forth in the Plan and subject to the provisions of the Plan, the Committee shall have the full and final power and authority, in its discretion:
(i)to determine the persons to whom, and the time or times at which Awards shall be granted;
(ii)to determine the Award Formula, Performance Measure(s), Performance Targets, Performance Period, Performance Goal(s) and all other terms, conditions and restrictions applicable to each Award (which need not be identical) and the extent to which such Performance Goal(s) have been attained;
(iii)to amend, modify or adjust any Award or Award Formula or to waive any restrictions or conditions applicable to any Award;
(iv)to prescribe, amend or rescind rules, guidelines and policies relating to the Plan, or to adopt supplements to, or alternative versions of, the Plan, including, without limitation, as the Committee deems necessary or desirable to comply with the laws of, or to accommodate the tax policy or custom of, foreign jurisdictions whose citizens may be granted Awards; and
(v)to correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award and to make all other determinations and take such other actions with respect to the Plan or any Award as the Committee may deem advisable to the extent not inconsistent with the provisions of the Plan or applicable law.
dIndemnification. In addition to such other rights of indemnification as they may have as members of the Board or officers or employees of the Company, members of the Board and any officers or employees of the Company to whom authority to act for the Board or the Company is delegated shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.
4.Eligibility and Award Limitation.
aPersons Eligible for Awards. Awards may be granted only to Employees who are managers or key employees of a Participating Company and who are designated as Participants by the Committee. No person whose Service commences or recommences after October 31 of any Fiscal Year shall be eligible to be granted an Award with respect to such Fiscal Year.
bMaximum Award. No Participant may be granted an Award which would result in the Participant receiving in settlement of the Award for each Fiscal Year contained in the Performance Period for such Award an amount in excess of $8,000,000.
5.Grant of Awards.
    Subject to the provisions of the Plan, the Committee, at any time and from time to time, may grant Awards in such amounts and upon such conditions as it shall determine, subject to the following:
aEstablishment of Performance Period, Performance Goals and Award Formula. In granting each Award, the Committee shall establish in writing the applicable Performance Period, Award Formula and one or more Performance Goals which, when measured at the end of the Performance Period, shall determine on the basis of the Award Formula the final value of the Award to be paid to the Participant. The Committee may, in its discretion, establish different Award Formulas applicable to different classes, categories, positions or organizational levels of Participants or to individual Participants. In establishing the Performance Periods, Performance Goals and Award Formulas, the Committee shall take into account the recommendations of the Management Committee of the Company.

bMeasurement of Performance Goals. The Committee shall establish Performance Goals on the basis of Performance Targets to be attained with respect to one or more Performance Measures, subject to the following:
(i)Performance Measures. Performance Measures based on objective criteria shall have the same meanings as used in the Company’s financial statements, or, if such terms are not used in the Company’s financial statements, they shall have the meaning applied pursuant to generally accepted accounting principles, a method used generally in the Company’s industry, or in accordance with a methodology established by the Committee prior to the grant of the Award. Performance Measures based on subjective criteria shall be determined on the basis established by the Committee in granting the Award. Performance Measures based on financial criteria may be calculated with respect to the Company and each Affiliate consolidated therewith for financial reporting purposes or such division or other business unit as may be selected by the Committee. For purposes of the Plan, the Performance Measures applicable to an Award shall be calculated in accordance with generally accepted accounting principles, but prior to the accrual or payment of any performance award for the same Performance Period and excluding the effect (whether positive or negative) of any change in accounting standards or any unusual or infrequently occurring event or transaction, as determined by the Committee, occurring after the establishment of the Performance Goals applicable to the Award. Each such adjustment, if any, shall be made solely for the purpose of providing a consistent basis from period to period for the calculation of Performance Measures in order to prevent the dilution or enlargement of the Participant’s rights with respect to an Award. Performance Measures may be one or more of the following, without limitation, as determined by the Committee:
(1)revenue;
(2)sales;
(3)expenses;
(4)operating income;
(5)gross margin;
(6)operating margin;
(7)earnings before any one or more of: stock-based compensation expense, interest, taxes, depreciation and amortization;
(8)pre-tax profit;
(9)net operating income;
(10)net income;
(11)economic value added;

(12)free cash flow;
(13)operating cash flow;
(14)stock price;
(15)earnings per share;
(16)return on stockholder equity;
(17)return on capital;
(18)return on assets;
(19)return on investment;
(20)employee retention;
(21)market share;
(22)customer satisfaction;
(23)completion of an identified special project;
(24)completion of a joint venture or other corporate transaction; and
(25)personal performance objectives established for an individual Participant or group of Participants.
(ii)Performance Targets. Performance Targets may include a minimum, maximum, target level and intermediate levels of performance, with the final value of an Award determined under the applicable Award Formula by the level attained during the applicable Performance Period. A Performance Target may be stated as an absolute value or as a value determined relative to an index, budget or other standard selected by the Committee.
cDiscretionary Adjustment of Award Formulas. In its discretion, the Committee may, either at the time it grants an Award or at any time thereafter, provide for the adjustment of the Award Formula applicable to an Award granted to any Participant to reflect such Participant’s individual performance in his or her position with a Participating Company or such other factors as the Committee may determine.
dNew or Promoted Employees. Any Award granted by the Committee to an Employee who becomes eligible to participate in the Plan following the commencement of a Fiscal Year, whether as a result of hiring or promotion, shall provide for an Award Formula prorated on the basis the length of the Fiscal Year remaining from the date on which the Employee becomes eligible to participate. If a Participant previously granted an Award for a

Fiscal Year is promoted to a position within a category of Participants for which the Committee has established a more favorable Award Formula, the more favorable Award Formula shall be applied on a pro rata basis to that portion of the Fiscal Year remaining from the date of the Employee’s promotion, and the original Award Formula shall be applied on a pro rata basis to that portion of the Fiscal Year preceding the date of promotion.
eNotice to Participants. The Company shall notify each Participant of the terms of the Award granted to him or her, including the Performance Period, Performance Goal(s) and Award Formula.
6.Settlement of Awards.
aDetermination of Final Award Values. As soon as practicable following the completion of the Performance Period applicable to each Award, the Committee shall determine the extent to which the applicable Performance Goals have been attained and the resulting final value of the Award earned by the Participant and to be paid upon its settlement in accordance with the applicable Award Formula. Except as provided in Section 6.2, the Committee shall have no discretion to increase the value of an Award payable upon its settlement in excess of the amount called for by the terms of the applicable Award Formula on the basis of the degree of attainment of the Performance Goals as determined by the Committee.
bAdjustment for Exceptional Individual Performance. In the event that the Performance Goals are not attained under an Award having a Performance Period consisting of a Fiscal Year, as a result of which no amount would otherwise be payable on the basis of the Award Formula applicable to such Award, but the Company is profitable for such Fiscal Year in the judgment of the Committee, a Participant granted such Award who has received an individual performance appraisal rating of “exceptional” shall be eligible, at the discretion of the Committee, to receive the amount of the final Award value that would have become payable to the Participant under the applicable Award Formula had 100% of the Performance Goals been attained and had the Participant received an individual performance appraisal rating of “good.”
cEffect of Leaves of Absence. Unless otherwise required by law or Company policy, payment of the final value of an Award held by a Participant who has taken in excess of thirty (30) days of military leave, sick leave or other approved leaves of absence during any one or more Fiscal Years contained in the Performance Period applicable to the Award shall be prorated on the basis of the number of days of the Participant’s Service during the Performance Period on which the Participant was not on a leave of absence.
dNotice to Participants. As soon as practicable following the Committee’s determination in accordance with Section 6.1 with respect to an Award, the Company shall notify the Participant of the determination of the Committee.
ePayment in Settlement of Awards. As soon as practicable following the Committee’s determination in accordance with Section 6.1 with respect to an Award, but in any event within the Short-Term Deferral Period, payment shall be made to the Participant of the resulting final value, if any, of such Award (subject to applicable tax withholding); provided, however, that, except as otherwise provided by Section 8.1, a Participant shall not be eligible to receive a payment under the Award unless the Participant remains an active, full-time Employee on the payment date. For this purpose, a Participant on an approved leave of absence shall be deemed to be an active Employee. All such payments shall be made in cash or by check.
fTax Withholding. The Company shall have the right to deduct from any and all payments made under the Plan or otherwise all federal, state, local and foreign taxes, if any, required by law to be withheld by the Company with respect to any such payment.
7.Effect of Termination of Service.
    Except as otherwise provided by Section 8.1, if a Participant’s Service terminates for any reason or no reason prior to the date of payment of the final value of an Award held by the Participant, the Participant shall immediately forfeit the Award and shall be entitled to receive no payment therefor.
8.Change in Control.
aEffect of Change in Control. Unless otherwise provided by a contract of employment between the Participant and a Participating Company, in the event of the consummation of a Change in Control prior to the completion of the Performance Period applicable to the Participant’s Award and provided that the Participant’s Service has not terminated prior to the date of the Change in Control, the Award shall become payable, effective as of the date of the Change in Control, in the amount that would constitute the final value of the Award determined in accordance with the Award Formula had 100% of the Performance Goals for the Performance Period been attained and had the Participant received an individual performance rating of “good;” provided, however, that such amount shall be prorated on the basis of the number of days of the Participant’s Service during the Performance Period prior to the date of the Change in Control. Subject to Section 8.2, payment pursuant to this Section 8.1 (subject to applicable tax withholding) shall be made in cash or by check within thirty (30) days following the date of the Change in Control regardless of whether or not the Participant’s Service has terminated on or after the date of the Change in Control.
bFederal Excise Tax Under Section 4999 of the Code.
(i)Excess Parachute Payment. In the event that any payment pursuant to an Award and any other payment or benefit received or to be received by the Participant would subject the Participant to any excise tax pursuant to Section 4999 of the Code due to the characterization of such payment or benefit as an excess parachute payment under Section 280G of the Code, the Participant may elect, in his or her sole discretion, to reduce the amount of any payment called for under the Award in order to avoid such characterization.
(ii)Determination by Independent Accountants. To aid the Participant in making any election called for under Section 8.2(a), upon the occurrence of any event that might reasonably be anticipated to give rise to a payment under Section 8.1 (an “Event”), the Company shall promptly request a determination in writing by independent public accountants selected by the Company (the “Accountants”). Unless the Company and the Participant otherwise agree in writing, the Accountants shall determine and report to the Company and the Participant within twenty (20) days of the date of the Event the amount of such payments and benefits which would produce the greatest after-tax benefit to the Participant. For the purposes of such determination, the Accountants may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Participant shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make their required determination. The Company shall bear all fees and expenses the Accountants may reasonably charge in connection with their services contemplated by this Section 8.2(b).
9.Amendment or Termination of the Plan.
aIn General. The Plan, as set forth in this document, represents the general guidelines the Company presently intends to utilize to determine what Awards, if any, will be granted and paid. If, however, at the sole discretion of the Committee, the Company’s best interest is served by applying different guidelines to certain individuals, or to individuals under special or unusual circumstances, it reserves the right to do so by notice to such individuals at any time, or from time to time. To the extent that such applications are contrary to any provisions of the Plan, the Plan will be deemed amended to such extent. The Committee may terminate or amend the Plan at any time.
bEffect of 2020 Amendment. The Plan was amended by the Board, effective August 19, 2020 (the “2020 Amendment”), to eliminate certain restrictions on Awards granted to a “covered employee” as defined in Section 162(m)(3) of the Code and the regulations thereunder, intended to result in qualified performance-based compensation for the purposes of Section 162(m) as applicable to the Company before its first taxable year beginning after December 31, 2017 (“Prior 162(m)”). Any Award granted before February 4, 2018 to a covered employee and intended to result in qualified performance-based compensation under Prior 162(m) will continue to be subject to the terms of the Plan as in effect before the 2020 Amendment.
10.Miscellaneous Provisions.
10.1Nontransferability of Awards. Prior to settlement in accordance with the provisions of the Plan, no Awards may be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except by will or by the laws of descent and distribution. All rights with respect to an Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant.
10.2Rights as Employee. No person, even though eligible pursuant to Section 4, shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant. Nothing in the Plan or any Award granted under the Plan shall confer on any Participant a right to remain an Employee or interfere with or limit in any way the right of the Company to terminate the Participant’s Service at any time.

10.3Beneficiary Designation. Each Participant may file with the Company a written designation of a beneficiary who is to receive any benefit under the Plan to which the Participant is entitled in the event of such Participant’s death before he or she receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. If a married Participant designates a beneficiary other than the Participant’s spouse, the effectiveness of such designation shall be subject to the consent of the Participant’s spouse. If a Participant dies without an effective designation of a beneficiary who is living at the time of the Participant’s death, the Company will pay any remaining unpaid benefits to the Participant’s legal representative.

10.4Unfunded Obligation. Any amounts payable to Participants pursuant to the Plan shall be unfunded obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974. The Company shall not be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Participant account shall not create or constitute a trust or fiduciary relationship between the Committee or the Company and a Participant, or otherwise create any vested or beneficial interest in any Participant or the Participant’s creditors in any assets of the Company. The Participants shall have no claim against the Company for any changes in the value of any assets which may be invested or reinvested by the Company with respect to the Plan.

10.5Applicable Law. The Plan shall be governed by the laws of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within the State of California.

10.6Treatment of Awards Outstanding on Effective Date. Notwithstanding any other provision of the Plan to the contrary, each Award granted under a prior version of the Plan and remaining outstanding on the Effective Date shall, following the Effective Date, be treated as having been granted under and governed by the terms and conditions of the Plan as in effect on the date of grant of such Award. For purposes of the preceding sentence, such prior versions of the Plan include the Ross Stores, Inc. Incentive Compensation Plan adopted on May 30, 1996, the Amended and Restated Ross Stores, Inc. Incentive Compensation Plan adopted on March 16, 2000, and the Second Amended and Restated Ross Stores, Inc. Incentive Compensation Plan adopted on May 18, 2006 and reapproved by the stockholders on May 18, 2011.

10.7Compliance with Section 409A. The provisions of the Plan are intended to comply with the requirements of Section 409A, and the Plan shall be so construed. Notwithstanding any other provision of the Plan to the contrary, the Committee may, in its sole and absolute discretion and without the consent of any Participant, amend the Plan to take effect retroactively or otherwise as it deems necessary or advisable for the purpose of conforming the Plan to the requirements of Section 409A. The payment of any and all Awards granted under a prior version of the Plan after October 3, 2004 shall conform to the applicable payment provisions of the Plan and not to the provisions of such prior version of the Plan.

    IN WITNESS WHEREOF, the undersigned Secretary of the Company certifies that the foregoing sets forth the Second Amended and Restated Ross Stores, Inc. Incentive Compensation Plan as duly adopted by the Compensation Committee on March 16, 2006 and amended effective as of May 18, 2016 and further amended effective as of August 19, 2020.

/s/ Kenneth A Jew
Kenneth A. Jew, Secretary